                                 EXHIBIT 10(a)

                               CONSENT OF COUNSEL

                            [CANADA LIFE LETTERHEAD]




April 27, 1998






Board Of Directors
Canada Life Insurance Company of America
Canada Life of America Variable Annuity Account 1
330 University Avenue
Toronto, Canada M5G 1R8

Gentlemen:

I hereby consent to the use of my name under the caption "Legal Matters" in the Statement of Additional Information contained in Post-effective Amendment No. 14 to the Registration Statement on Form N-4 (File No. 33-28889) filed by Canada Life Insurance Company of America and Canada Life of America Variable Annuity Account 1 with the Securities and Exchange Commission. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,


/s/ Charles MacPhaul
Charles MacPhaul
Counsel, U.S. Division